Exhibit 99.1

Contact:	Dennis Lakomy Chief Financial Officer (708) 757-2803	Release Date: Immediate

CFC INTERNATIONAL, INC. TO BE ACQUIRED BY ILLINOIS TOOL WORKS INC.

Chicago Heights, Illinois June 20, 2006 – Worldwide holographic and specialty coated film manufacturer CFC International, Inc. (Nasdaq: CFCI) today announced that it has entered into a definitive agreement to be acquired by an affiliate of Illinois Tool Works Inc. (NYSE: ITW) for $16.75 cash per share. The price represents a premium of approximately 48% over the closing price as of June 19, 2006 for CFC’s stock of $11.30 per share.

Under the terms of the agreement, which was recommended by a special committee comprised entirely of independent directors of CFC and unanimously approved by CFC’s Board of Directors, ITW, through a subsidiary, will acquire all outstanding shares of common stock of CFC for $16.75 per share. The CFC Board of Directors has received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that $16.75 per share is fair, from a financial point of view, to the public stockholders of CFC common stock. The transaction is expected to close in the third quarter of 2006.

The holders of approximately 58% of CFC’s outstanding voting common stock have adopted the merger agreement and approved the merger by written consent. As a result, no further stockholder action will be required to approve the transaction. CFC will file with the SEC and mail to its stockholders, as promptly as practicable, an information statement describing the merger agreement and the merger. The merger cannot be consummated until at least 20 days after the date CFC mails the information statement to its stockholders. In addition, the transaction is subject to the satisfaction or waiver of closing conditions, including receipt of regulatory approvals, the absence of dissenting stockholders above a stated threshold and other customary conditions, but is not conditioned on ITW’s receipt of financing.

Roger F. Hruby, Chairman of CFC, said, “We believe the merger will provide enhanced value for our stockholders, and is in the best interests of the business, our employees and our customers.” Hruby further added, “ITW is one of the most respected manufacturing companies in the United States, and CFC has a long history of providing innovative solutions for its customers. We are excited about the possibilities that ITW offers the business and its employees.”

Lincoln Partners, LLC served as financial advisor to CFC on the transaction. Bell, Boyd & Lloyd LLC and Mayer, Brown, Rowe & Maw LLP acted as legal counsel to CFC and ITW, respectively.

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About CFC International, Inc.

CFC International, Inc. formulates, manufactures, and sells chemically-complex, transferable, multi-layer coatings for use in many diversified markets, such as holographic packaging and authentication seals, furniture and building products, pharmaceutical products and transaction cards (including credit cards, debit cards, ATM cards, and access cards), and intaglio printing. With manufacturing facilities in Chicago Heights and Countryside, Illinois and Göppingen, Germany, and sales offices in the United Kingdom, France and Hong Kong, CFC’s products are sold to more than 1,000 active customers worldwide. For more information visit CFC’s website at www.cfcintl.com.

About Illinois Tool Works Inc.

ITW is a $12.8 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The company consists of approximately 700 business units in 48 countries and employs some 50,000 people.

CFC’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements made in this press release, including those relating to the expected effects, timing, and completion of the proposed transaction, and all other statements in this release other than historical facts, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Those statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for CFC’s products and services; competition from existing and new competitors and producers of alternative products will impact the company’s ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company’s ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company’s ability to exploit new or growing markets; CFC’s ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political, or monetary instability, may impact the level and profitability of CFC’s foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological, and other factors identified in CFC’s filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release. CFC may not be able to complete the proposed transaction on the terms summarized above or on other acceptable terms, or at all, due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions. CFC has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

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Additional Information and Where to Find It

The information statement to be prepared by CFC will contain important information regarding the merger, and stockholders are urged to read it carefully. Once it is filed, the information statement, and other CFC filings with the SEC, may be obtained without charge from the SEC’s website at http://www.sec.gov. You may access additional information, including CFC’s previous press releases, by visiting CFC’s website at www.cfcintl.com.

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